424(B)(3)
                                                                       333-59404

AXA Equitable Life Insurance Company

SUPPLEMENT DATED DECEMBER 11, 2006 TO THE MAY 1, 2006 PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR RETIREMENT INVESTMENT ACCOUNT ("RIA").
--------------------------------------------------------------------------------

This supplement modifies certain information in the above-referenced Prospectus and SAI, dated May 1, 2006, as previously supplemented (together, the "Prospectus") effective as of February 28, 2007.

Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus and any previous prospectus supplements. We will send you another copy of the Prospectus without charge, upon request.

1.   CHANGES TO THE PROSPECTUS

A. In the section entitled "RIA features and benefits in the Prospectus, the subsections entitled "The AllianceBernstein Balanced Fund - Objectives" and "- Investment strategies" are deleted and replaced with the following:

THE ALLIANCEBERNSTEIN BALANCED FUND

OBJECTIVES

The Balanced Account ("the Portfolio") seeks to achieve both appreciation of capital and current income through investment in a diversified Portfolio of publicly traded common stocks, equity-type securities, debt securities and short-term money-market instruments. The Balanced Portfolio will include allocations to three sub-portfolios: Global Structured Equities, US Core Fixed Income and Cash.

INVESTMENT STRATEGIES

The Global Structured Equity sub-portfolio's objective is to deliver consistent excess returns driven by intensive company research combined with a disciplined portfolio construction process focused on risk control. The sub-portfolio targets long-term growth of capital and to outperform the Morgan Stanley Capital International (MSCI) World Index over any three year period.

The Global Structured Equity sub-portfolio invests primarily in equity and equity type securities (such as convertible bonds, convertible preferred and warrants) by using a disciplined investment approach to identify attractive investment candidates based on internally generated research. The Advisor's global industry research analysts are responsible for a primary research universe of companies that are primarily stocks in the MSCI World Index or stocks with similar characteristics that meet the Advisor's investment criteria. The analysts conduct in-depth research on these companies to uncover the most attractive investment opportunities. The sub-portfolio is constructed to maximize exposure to stocks selected by the Advisor's analysts and Portfolio Managers. Individual security weights are a function of the analyst view, ownership within other portfolios, volatility, correlation and index weight. It may also hold securities to control risk and to limit the traditional sources of risk such as style/theme exposures. The result is a combination of stocks in the sub-portfolio with fundamental characteristics, as well as country and sector weightings that approximate those of the benchmark. The sub-portfolio primarily invests its assets in countries included in the MSCI World Index, however the portfolio may not invest in Emerging Market securities that fall into the MSCI Emerging Markets country definition. The sub-portfolio may also utilize currency hedging through the use of currency forwards. For the currency hedging process, the Advisor uses forward contracts that require the purchase or delivery of a foreign currency at some future date. The price paid for the contract is the current price of the foreign currency in U.S. dollars plus or minus an adjustment based on the interest rate differential between the U.S. dollar and the foreign currency. This process utilizes the Advisor's currency multi-factor expected return model based upon: interest rate differentials, current account imbalances, convergence to purchasing-power parity and market momentum. The strategy is implemented using optimization tools that explicitly recognize the link between return potential and risk. The use of currency forwards may only be used for currency hedging purposes. The use of cross hedging may only be utilized with prior approval of AXA Equitable.

The US Core Fixed Income's sub-portfolio seeks to consistently add value relative to the broad bond market and core fixed income managers through a research driven, disciplined search for relative value opportunities across the full range of fixed income market sectors. It is actively managed, seeking to add value through a combination of sector and security-specific selections.

The Fixed Income process uses a disciplined approach for seeking returns and managing risk. The Advisor's team approach to multi-sector investing ensures that every client benefits from the best ideas of AllianceBernstein Fixed Income. Three groups of professionals are involved in the investment process - the research teams, the US Core Fixed Income team and the sector-specialist portfolio teams. The research teams include macroeconomic research, sector-specific research groups and quantitative research. The Global Economic Research team establishes the overall economic backdrop; yield curve, sector and security specific return forecasts are provided by fundamental analysts as well as proprietary quantitative models.

                                                                          x01450

This research review is an integral step in our investment process. Here our most senior research and portfolio management professionals meet in "research review" sessions where the forecasts are examined with the goal of reconciling any differences between quantitative and fundamental projections, determining the conviction level in each forecast, and identifying major themes to be implemented in the portfolios. The US Core team then translates the final research recommendations - the output of the research review sessions - into an appropriate portfolio risk target (tracking error). The US Core Team budgets this risk across the primary decisions (sector allocation, security selection and yield curve structure) with the use of proprietary optimization tools.

The US Core Fixed Income sub-portfolio may invest in a wide variety of publicly traded debt instruments. The sub-portfolio's non-money market securities will consist primarily of publicly-traded securities issued or guaranteed by the United States Government (such as U.S. Treasury securities) or its agencies (such as the Government National Mortgage Association), or instrumentalities (such as the Federal National Mortgage Association), US dollar-denominated sovereign and corporate debt of developed and developing nations, including, but not limited to, bank obligations, notes, asset-backed securities, mortgage-related securities (includes agency and non-agency fixed, Adjustable Rate Mortgage and hybrid pass-throughs, agency and non-agency Collateralized Mortgage Obligations, and dollar rolls), zero coupon bonds, preferred stock, trust preferred securities and inflation protected securities. At the time in which the account enters into a transaction involving potential economic leverage (e.g., dollar roll transactions, when-issued securities, futures), the Advisor will maintain cash or other liquid securities either on its records or with the account's custodian, having an amount equal to or greater than the market value of the position/commitment in question. In addition, the Advisor will monitor the account on a periodic basis to ensure that adequate coverage is maintained. It may also purchase 144A securities. The sub-portfolio may also buy debt securities with equity features, such as conversion or exchange rights or warrants for the acquisition of stock or participations based on revenues, sales or profits. All such securities will be investment grade, at the time of acquisition, i.e., rated BBB or higher by Standard & Poor's Corporation (S&P), Baa or higher by Moody's Investor Services, Inc. (Moody's), BBB or higher by Fitch or if unrated, will be of comparable investment quality. The sub-portfolio may invest up to 10% of its assets in debt securities of companies without substantial business in the United States. It may invest directly in investment grade money market instruments. Cash equivalent investments are defined as any security that has a maturity less than one year, including repurchase agreements, in accordance with AXA Equitable guidelines.

The use of swaps (interest rate and credit default swaps), futures and options are allowed with the prior approval of AXA Equitable and pursuant to applicable derivative guidelines and restrictions (e.g., swap guidelines). Swaps may be used to replicate cash strategies (duration/yield curve exposure, sector allocations) when they are considered more efficient than using cash instruments. Swaps are particularly helpful when the sub-account has significant cash flows as it is often the most efficient way to adjust sector allocations, particularly in sectors with less liquidity, such as the corporate sector.

The overall sub-account duration is maintained approximately within 10% of the Lehman Aggregate Bond Index. Focus is on efficiently constructing a neutral duration rather than on substantially lengthening or shortening the absolute duration level.

The Cash sub-portfolio may invest directly in investment-grade money market instruments.

ASSET ALLOCATION POLICIES:

The Portfolio includes an asset allocation with a 60% weighting for equity securities and a 40% weighting for debt securities (see chart below). This asset allocation, which has been adapted to AXA Equitable specifications, is summarized below. The Advisor will allow the relative weightings of the Portfolio's debt and equity components to vary in response to markets, but ordinarily only by +/- 3% of the portfolio. Beyond those ranges, the Advisor may generally rebalance the Portfolio toward the targeted asset allocation, in line with AXA Equitable specifications. However, under extraordinary circumstances, when the Advisor believes that conditions favoring one investment style are compelling, the ranges may expand to 10% of the Portfolio, with AXA Equitable's prior consent. Furthermore, the Advisor reserves the right to modify the rebalancing targets which are based on the Advisor's current quantitative research, should prevailing market conditions and other factors necessitate.

 Portfolio                   Portfolio                                  AXA Equitable's Specified Target
Global Equity                Global Structured Equity                               60.0%
Fixed                        US Core Fixed Income                                   35.0%
Cash                         Short-Term/Money Market                                 5.0%
Total Fixed and Cash         Fixed Income/Short-Term/Money Market                   40.0%

B. In the section entitled "RIA features and benefits" in the Prospectus, the information regarding the AllianceBernstein Balanced Fund in the chart is deleted and replaced with the following:


Fund                              Portfolio Manager    Business Experience for past 5 years
AllianceBernstein Balanced Fund   Alison Martier       Portfolio Manager at AllianceBernstein since 1993
                                  Shawn Keegan         Portfolio Manager at AllianceBernstein since 2001
                                  Greg Wilensky        Portfolio Manager at AllianceBernstein since 1996
                                  Joshua Lisser        Portfolio Manager at AllianceBernstein since 1992
                                  Seth Masters         Portfolio Manager at AllianceBernstein since 1995
                                  Thomas Fontaine      Portfolio Manager at AllianceBernstein since 2003
                                  Chris Nikolich       Portfolio Manager at AllianceBernstein since 1997

C. In the section entitled "RIA features and benefits" in the Prospectus, under the heading "Risks of investing in the Funds," the last sentence of the second paragraph is deleted in its entirety.

D. In the section entitled "RIA features and benefits" in the Prospectus, under the heading "Risks of investment strategies" the text is deleted in its entirety, and replaced with the following:

Due to the AllianceBernstein Mid Cap Growth Fund's investment policies, this Fund provides greater growth potential and may have greater risk than other equity offerings. As a result, you should consider limiting the amount allocated to this Fund, particularly as you near retirement.

E. In the section entitled "RIA features and benefits" in the Prospectus, the subsection entitled "Asset allocation policies" is deleted in its entirety.

F. In the section entitled "How we value your account value" in the Prospectus, under the heading "How we value the assets of the Funds" the first sentence of the first bullet is deleted in its entirety, and replaced with the following:

     o Common stocks listed on national securities exchanges are valued at the last sale price.

2.   CHANGES TO THE STATEMENT OF ADDITIONAL INFORMATION

A. In the SAI, under the heading "Restrictions and requirements of the AllianceBernstein Bond, AllianceBernstein Balanced, AllianceBernstein Common Stock and AllianceBernstein Mid Cap Growth Funds" the last sentence of the second paragraph is deleted in its entirety and the first, fifth and sixth bullet points are deleted in their entirety and replaced with the following:

     o trade in foreign exchanges (except the AllianceBernstein Balanced Fund will trade in foreign exchanges, except those that fall into the MSCI Emerging Markets country definition, with respect to the Global Equity sub-portfolio;

     o trade in commodities or commodity contracts (except the AllianceBernstein Balanced Fund is permitted to enter into hedging transactions through the use of stock index or interest rate futures);

     o purchase real estate or mortgages, except as stated below. The Funds may buy shares of real estate investment trusts listed on stock exchanges or reported on the NASDAQ which is now a national stock market exchange, having recently demutualized;

B. The section entitled "Mortgage-related Securities" in the SAI is deleted in its entirety, and replaced with the following:

     Mortgage-related Securities. The AllianceBernstein Balanced Fund may invest in mortgage-related securities (including agency and non-agency fixed, ARM and hybrid pass throughs, agency and non-agency CMO's, commercial mortgage-backed securities and dollar rolls). Principal and interest payments made on mortgages in the pools are passed through to the holder of securities. Payment of principal and interest on some mortgage-related securities (but not the market value of the securities themselves) may be guaranteed by the full faith and credit of the U.S. Government (in the case of securities guaranteed by the Government National Mortgage Association, or "GNMA"), or guaranteed by agencies or instrumentalities of the U.S. Government (in the case of securities guaranteed by the Federal National Mortgage Corporation ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), which are supported only by discretionary authority of the U.S. Government to purchase the agency's obligations). Mortgage-related securities created by non-governmental issuers (such as financial institutions, and other secondary market issuers) may be supported by various forms of insurance or guarantees.

C. In the SAI, the section entitled "Collateralized mortgage obligations" is deleted in its entirety and replaced with the following:

     Collateralized mortgage obligations. The AllianceBernstein Bond and AllianceBernstein Balanced Funds may invest in collateralized mortgage obligations ("CMOs"). CMOs are debt obligations that were developed specifically to reallocate the various risks inherent in mortgage-backed securities across various bond classes or tranches. They are collateralized by underlying mortgage loans or pools of mortgage-pass-through securities. They can be issued by both agency (GNMA, FHLMC or FNMA) or non-agency issuers. CMOs are not mortgage pass-though securities. Rather, they are pay-through securities, i.e. securities backed by cash flow from the underlying mortgages. CMOs are typically structured into multiple classes, with each class bearing a different stated maturity and having different payment streams. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding longer maturity classes receive principal payments only after the shorter class or classes have been retired.

D. In the SAI, the section entitled "Asset-backed securities" is deleted in its entirety and replaced with the following:

     Asset-backed securities. The AllianceBernstein Bond and AllianceBernstein Balanced Fund may purchase asset-backed securities. The securitization techniques used to develop mortgage-backed securities are also applied to a broad range of financial assets. Through the use of trusts and special purpose vehicles, various types of assets, including automobile loans and leases, credit card receivables, home equity loans, equipment leases and trade receivables, are securitized in structures similar to the structures used in mortgage securitizations. The AllianceBernstein Balanced Fund and the AllianceBernstein Bond Fund may invest in other asset-backed securities that may be developed in the future or as would be deemed appropriate.

     Non-US Debt. The AllianceBernstein Balanced Fund may invest in non-U.S. sovereign and corporate debt issued in U.S. Dollars.

E. In the SAI, the section entitled "Repurchase agreements" is deleted in its entirety and replaced with the following:

     Repurchase agreements. Repurchase agreements are currently entered into with creditworthy counterparties including broker-dealers, member banks of the Federal Reserve System or "primary dealers" (as designated by the Federal Reserve Bank of New York) in U.S. Government securities. Repurchase agreements are often for short periods such as one day or a week, but may be longer. Investment may be made in repurchase agreements pertaining to the marketable obligations or, or marketable obligations guaranteed by, the United States Government, its agencies or instrumentalities.

F. In the SAI, under the heading "When-issued and delayed delivery securities" the third sentence is deleted in its entirety.

G. In the SAI,the section entitled "Hedging transactions" is deleted in its entirety and replaced with the following:

     Hedging transactions. The AllianceBernstein Balanced Fund may engage in transactions which are designed to protect against potential adverse price movements in securities owned or intended to be purchased by the Fund.

H. In the SAI, the table entitled "AllianceBernstein Balanced Fund, Separate Account No. 10" and the following discussion is deleted in its entirety and replaced with the following:

-------------------------------------------------------------------------------------------------
               AllianceBernstein Balanced Fund, Separate Account No. 10 ("Fund")
                              AllianceBernstein L.P. ("Adviser")
                             Information as of September 30, 2006
-------------------------------------------------------------------------------------------------
(a)(1) Portfolio manager(s) of the    (a)(2) For each person identified in column (a)(1), the
Adviser named in the prospectus       number of other accounts of the Adviser managed by the
                                      person within each category below and the total assets in
                                      the accounts managed within each category below
-------------------------------------------------------------------------------------------------
                                                          Other
                                      Registered          Pooled
                                      Investment          Investment
                                      Companies           Vehicles             Other Accounts
                                      -----------------------------------------------------------
                                      Number     Total    Number      Total    Number     Total
                                      of         Assets   of          Assets   of         Assets
                                      Accounts   ($MM)    Accounts    ($MM)    Accounts   ($MM)
                                      -----------------------------------------------------------
Alison Martier                        6          7,362    4           150      33         4,500
-------------------------------------------------------------------------------------------------
Joshua Lisser                         34         35,244   78          17,384   278        58,947
-------------------------------------------------------------------------------------------------
Total                                 40         38,304   82          17,543   311        63,354
-------------------------------------------------------------------------------------------------
Memo: Excluded from Above
-------------------------------------------------------------------------------------------------
STRATEGIC BALANCED #10                -          -        -           -        1          27
- COMBINED
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
(a)(1) Portfolio manager(s) of the    (a)(3) For each of the categories in column (a)(2), the
Adviser named in the prospectus       number of accounts and the total assets in the accounts
                                      with respect to which the advisory fee is based on the
                                      performance of the account
-------------------------------------------------------------------------------------------------
                                                          Other
                                      Registered          Pooled
                                      Investment          Investment
                                      Companies           Vehicles             Other Accounts
                                      -----------------------------------------------------------
                                      Number     Total    Number      Total    Number     Total
                                      of         Assets   of          Assets   of         Assets
                                      Accounts            Accounts             Accounts
                                      -----------------------------------------------------------
Alison Martier                        -          -        -           -
-------------------------------------------------------------------------------------------------
Joshua Lisser                         -          -        4           734      37         9,020
-------------------------------------------------------------------------------------------------
Total                                 -          -        4           734      37         9,020
-------------------------------------------------------------------------------------------------
Memo: Excluded from Above
-------------------------------------------------------------------------------------------------
STRATEGIC BALANCED #10                -          -        -           -        -          -
- COMBINED
-------------------------------------------------------------------------------------------------

Note: $MM means millions

For a description of any material conflicts, please see "Investment professional conflict of interest" later in the SAI.

For compensation information, please see "AllianceBernstein's compensation program" later in the SAI.

Ownership of Securities of AXA's insurance products for which the Fund serves as an investment option (Retirement Investment Account and Members Retirement Program):

--------------------------------------------------------------------------------------------------------
                                           $10,001-    $50,001-    $100,001-    $500,001 -    over
Portfolio Manager    None    $1-$10,000    $50,000     $100,000    $500,000     $1,000,000    $1,000,000
--------------------------------------------------------------------------------------------------------
Alison Martier       N/A*
--------------------------------------------------------------------------------------------------------
Joshua Lisser        X
--------------------------------------------------------------------------------------------------------

* Shares owned by Alison Martier in the equity Fund and the Mid Cap Growth are as of September 30, 2006. While there are no insurance products ownership to report, Ms. Martier participates in AXA Equitable Savings and Investment Plan and owns shares as follows:

     o    (TPOW) Equity Fund: 6766.355 shares

     o    (TPOX) Mid Cap Growth: 7545.908 shares

Joshua Lisser does not own such securities.

AllianceBernstein Balanced Fund, Separate Account No. 10 ("Fund") is managed by the following team members:

Joshua B. Lisser

Senior Vice President and Chief Investment Officer-Structured Equities

Mr. Lisser is a member of the Blend Strategies team. He joined AllianceBernstein Capital in 1992 as a portfolio manager in the index strategies group and developed the international and global risk controlled equity services. Prior to joining AllianceBernstein, Mr. Lisser was with Equitable Capital specializing in derivative investment strategies. Mr. Lisser received a BA from the State University of New York at Binghamton, where he was elected a member of Phi Beta Kappa, and an MBA from New York University. Location: New York

Seth Masters

Executive Vice President and Chief Investment Officer--Blend Strategies

Mr. Masters joined Bernstein in 1991 as a research analyst covering banks, insurance companies, and other financial firms and has been Executive Vice President and Chief Investment Officer for Blend Strategies since 2002. Between 1994 and 2002, Mr. Masters was Chief Investment Officer for Emerging Market Value Equities. In his current role, Mr. Masters has launched an array of blend strategies, drawing on AllianceBernstein's growth and value capabilities. He has been responsible for forging the firm's position within the core equity market. He also serves on AllianceBernstein's Management Executive Committee, a group of key senior professionals responsible for managing the firm, enacting key strategic initiatives and allocating resources. Over the years, Mr. Masters has published numerous articles, including "Is There a Better Way to Rebalance?," "Emerging Markets: Managing the Impact of High Costs," "After the Fall: The Case for Emerging Markets Revisited" and "The Problem with Emerging Markets Indexes," which appeared in The Journal of Portfolio Management in 2003, 2002, 1999 and 1998, respectively. Prior to Bernstein, Mr. Masters worked as a senior associate at Booz, Allen & Hamilton from 1986 to 1990 and taught economics in China from 1983 to 1985. He earned a BA from Princeton University and an MPhil in economics from Oxford University. Location: New York

Thomas J. Fontaine

Senior Vice President and Senior Portfolio Manager--Blend Strategies

Mr. Fontaine is a senior vice president and senior portfolio manager on the Blend Strategies team, focusing on Style Blend and Structured Equity portfolios. Prior to his current role, Mr. Fontaine was a senior quantitative analyst responsible for the research and development of the US Structured Equity products, as well as the design of the firm's global equity portfolio analytics systems. Previous to joining Sanford C. Bernstein & Co. in 1999, Mr. Fontaine was a quantitative analyst at Tudor Investment Corporation, where he designed automated futures trading systems. Mr. Fontaine earned a BS, cum laude, in both Mathematics and Computer Science from the University of Wisconsin-Madison in 1988 and a Ph.D. in Computer Science from the University of Pennsylvania in 1993. He has earned the Global Association of Risk Professionals Financial Risk Manager certification. CFA Charterholder. Location: New York

Christopher Nikolich

Senior Vice President and Senior Portfolio Manager--Blend Strategies

Mr. Nikolich is a senior vice president and senior portfolio manager on the Blend Strategies team and has been with the firm since 1994. Just prior to his current role, Mr. Nikolich was a portfolio manager in the index strategies group where he managed risk controlled equity services, a role he retains. Mr. Nikolich has an MBA in Finance and International Business from New York University and a BA in Finance from Rider University. Location: New York

Alison M. Martier

Senior Vice President and Director--US Core Fixed Income

Ms. Martier became director of our US Core Fixed Income service in 2002. She manages US Core, Core Plus and Strategic Core Plus fixed income portfolios for institutional clients, as well as supervises the portfolio management team for our US Core and US Low Duration services. Ms. Martier joined AllianceBernstein Capital in 1993 from Equitable Capital. She joined Equitable as a trader in 1979 and has been a portfolio manager since 1983. Ms. Martier holds a BA from Northwestern University and an MBA from New York University's Graduate School of Business Administration. CFA Charterholder. Location: New York

Shawn Keegan

Vice President and Portfolio Manager

Mr. Keegan is the investment-grade credit specialist for AllianceBernstein's US Core, Core Plus and Low Duration strategies. He joined AllianceBernstein in 1993 as a portfolio assistant. He spent a year at Aladdin Capital as a trader before joining the US Core Fixed Income Team in early 2001. He holds a B.S. in Finance from Siena College. Location: New York

Greg Wilensky

Vice President, Portfolio Manager and Director

Mr. Wilensky is a member of the US Core, US Low Duration and Liquid Markets teams, and also manages US Inflation-Linked Securities portfolios. In addition, Mr. Wilensky has been responsible for the firm's stable value business since 1998. Prior to joining AllianceBernstein as a portfolio manager in 1996, Mr. Wilensky was a treasury manager in the corporate finance group at AT&T Corp. He earned a B.S. in Business Administration from Washington University and an MBA from the University of Chicago. Member of the New York Society of Security Analysts. CFA Charterholder. Location: New York

I. In the SAI, the sections entitled "Investment professional conflicts of interest disclosure" and "Portfolio manager compensation" are deleted in their entirety and replaced with the following:

INVESTMENT PROFESSIONAL CONFLICT OF INTEREST DISCLOSURE

As an investment adviser and fiduciary, AllianceBernstein owes its clients and shareholders an undivided duty of loyalty. We recognize that conflicts of interest are inherent in our business and accordingly have developed policies and procedures (including oversight monitoring) reasonably designed to detect, manage and mitigate the effects of actual or potential conflicts of interest in the area of employee personal trading, managing multiple accounts for multiple clients, including AllianceBernstein Mutual Funds, and allocating investment opportunities. Investment professionals, including portfolio managers and research analysts, are subject to the above-mentioned policies and oversight monitoring to ensure that all clients are treated equitably. We place the interests of our clients first and expect all of our employees to meet their fiduciary duties.

EMPLOYEE PERSONAL TRADING

AllianceBernstein has adopted a Code of Business Conduct and Ethics that is designed to detect and prevent conflicts of interest when investment professionals and other personnel of AllianceBernstein own, buy or sell securities which may be owned by, or bought or sold for, clients. Personal securities transactions by an employee may raise a potential conflict of interest when an employee owns or trades in a security that is owned or considered for purchase or sale by a client, or recommended for purchase or sale by an employee to a client. Subject to the reporting requirements and other limitations of its Code of Business Conduct and Ethics, AllianceBernstein permits its employees to engage in personal securities transactions, and also allows them to acquire investments in the AllianceBernstein Mutual Funds through direct purchase, 401K/profit sharing plan investment and/or notionally in connection with deferred incentive compensation awards. AllianceBernstein's Code of Ethics and Business Conduct requires disclosure of all personal accounts and maintenance of brokerage accounts with designated broker-dealers approved by AllianceBernstein. The Code also requires preclearance of all securities transactions and imposes a one-year holding period for securities purchased by employees to discourage short-term trading.

MANAGING MULTIPLE ACCOUNTS FOR MULTIPLE CLIENTS

AllianceBernstein has compliance policies and oversight monitoring in place to address conflicts of interest relating to the management of multiple accounts for multiple clients. Conflicts of interest may arise when an investment professional has responsibilities for the investments of more than one account because the investment professional may be unable to devote equal time and attention to each account. The investment professional or investment professional teams for each client may have responsibilities for managing all or a portion of the investments of multiple accounts with a common investment strategy, including other registered investment companies, unregistered investment vehicles, such as hedge funds, pension plans, separate accounts, collective trusts and charitable foundations. Among other things, AllianceBernstein's policies and procedures provide for the prompt dissemination to investment professionals of initial or changed investment recommendations by analysts so that investment professionals are better able to develop investment strategies for all accounts they manage. In addition, investment decisions by investment professionals are reviewed for the purpose of maintaining uniformity among similar accounts and ensuring that accounts are treated equitably. No investment professional that manages client accounts carrying performance fees is compensated directly or specifically for the performance of those accounts. Investment professional compensation reflects a broad contribution in multiple dimensions to long-term investment success for our clients and is not tied specifically to the performance of any particular client's account, nor is it directly tied to the level or change in the level of assets under management.

ALLOCATING INVESTMENT OPPORTUNITIES

AllianceBernstein has policies and procedures intended to address conflicts of interest relating to the allocation of investment opportunities. These policies and procedures are designed to ensure that information relevant to investment decisions is disseminated promptly within its portfolio management teams and investment opportunities are allocated equitably among different clients. The investment professionals at AllianceBernstein routinely are required to select and allocate investment opportunities among accounts. Portfolio holdings, position sizes, and industry and sector exposures tend to be similar across similar accounts, which minimizes the potential for conflicts of interest relating to the allocation of investment opportunities. Nevertheless, investment opportunities may be allocated differently among accounts due to the particular characteristics of an account, such as size of the account, cash position, tax status, risk tolerance and investment restrictions or for other reasons.

AllianceBernstein's procedures are also designed to prevent potential conflicts of interest that may arise when AllianceBernstein has a particular financial incentive, such as a performance-based management fee, relating to an account. An investment professional may perceive that he or she has an incentive to devote more time to developing and analyzing investment strategies and opportunities or allocating securities preferentially to accounts for which AllianceBernstein could share in investment gains.

To address these conflicts of interest, AllianceBernstein's policies and procedures require, among other things, the prompt dissemination to investment professionals of any initial or changed investment recommendations by analysts; the aggregation of orders to facilitate best execution for all accounts; price averaging for all aggregated orders; objective allocation for limited investment opportunities (e.g., on a rotational basis) to ensure

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fair and equitable allocation among accounts; and limitations on short sales of securities. These procedures also require documentation and review of justifications for any decisions to make investments only for select accounts or in a manner disproportionate to the size of the account.

PORTFOLIO MANAGER COMPENSATION

AllianceBernstein's compensation program for investment professionals is designed to be competitive and effective in order to attract and retain the highest caliber employees. The compensation program for investment professionals is designed to reflect their ability to generate long-term investment success for our clients, including shareholders of the AllianceBernstein Mutual Funds. Investment professionals do not receive any direct compensation based upon the investment returns of any individual client account, nor is compensation tied directly to the level or change in the level of assets under management. Investment professionals' annual compensation is comprised of the following:

FIXED BASE SALARY

This is generally the smallest portion of compensation. The base salary is a relatively low, fixed salary within a similar range for all investment professionals. The base salary is determined at the outset of employment based on level of experience, does not change significantly from year-to-year, and hence, is not particularly sensitive to performance.

DISCRETIONARY INCENTIVE COMPENSATION IN THE FORM OF AN ANNUAL CASH BONUS

AllianceBernstein's overall profitability determines the total amount of incentive compensation available to investment professionals. This portion of compensation is determined subjectively based on qualitative and quantitative factors. In evaluating this component of an investment professional's compensation, AllianceBernstein considers the contribution to his/her team or discipline as it relates to that team's overall contribution to the long-term investment success, business results and strategy of AllianceBernstein. Quantitative factors considered include, among other things, relative investment performance (e.g., by comparison to competitor or peer group funds or similar styles of investments, and appropriate, broad-based or specific market indices), and consistency of performance. There are no specific formulas used to determine this part of an investment professional's compensation and the compensation is not tied to any pre-determined or specified level of performance. AllianceBernstein also considers qualitative factors such as the complexity and risk of investment strategies involved in the style or type of assets managed by the investment professional; success of marketing/business development efforts and client servicing; seniority/length of service with the firm; management and supervisory responsibilities; and fulfillment of AllianceBernstein's leadership criteria.

DISCRETIONARY INCENTIVE COMPENSATION IN THE FORM OF AWARDS UNDER
ALLIANCEBERNSTEIN'S PARTNERS COMPENSATION PLAN ("DEFERRED AWARDS")

AllianceBernstein's overall profitability determines the total amount of deferred awards available to investment professionals. The deferred awards are allocated among investment professionals based on criteria similar to those used to determine the annual cash bonus. There is no fixed formula for determining these amounts. Deferred awards, for which there are various investment options, vest over a four-year period and are generally forfeited if the employee resigns or AllianceBernstein terminates his/her employment. Investment options under the deferred awards plan include many of the same AllianceBernstein Mutual Funds offered to mutual fund investors, thereby creating a close alignment between the financial interests of the investment professionals and those of AllianceBernstein's clients and mutual fund shareholders with respect to the performance of those mutual funds. AllianceBernstein also permits deferred award recipients to allocate up to 50% of their award to investments in AllianceBernstein's publicly traded equity securities.(1)

CONTRIBUTIONS UNDER ALLIANCEBERNSTEIN'S PROFIT SHARING/401(K) PLAN

The contributions are based on AllianceBernstein's overall profitability. The amount and allocation of the contributions are determined at the sole discretion of AllianceBernstein.

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(1)  Prior to 2002, investment professional compensation also included a discretionary long-term incentive in the form of restricted grants of AllianceBernstein's Master Limited Partnership Units.

                      AXA Equitable Life Insurance Company
                           1290 Avenue of the Americas
                               New York, NY 10104
                                  800 523-1125
              Copyright 2006. AXA Equitable Life Insurance Company
                               All rights reserved

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